Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2019 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in HD Supply Holdings, Inc.’s Annual Report on Form 10-K for the year ended February 3, 2019.

/s/PricewaterhouseCoopers LLP

Atlanta, Georgia
June 14, 2019